EXHIBIT 10.2
ORLANDO PURCHASE AGREEMENT

PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”), dated the ---- day of September, 2010 (the "Effective Date"), is between THE ORLANDO RESERVOIR NO. 2 COMPANY, LLC, a Colorado limited liability company (referred to hereinafter as "Seller"), and TRWC, INC., a Colorado corporation d/b/a TWO RIVERS WATER COMPANY (referred to hereinafter as "Buyer").  Seller and Buyer are individually referred to hereinafter as a “Party” and collectively as the “Parties.”
Recitals
A.           Seller owns approximately ___ acres of real property in  Huerfano County, Colorado, upon which is located Orlando Reservoir No. 2, which property is more particularly described on Exhibit A attached hereto and incorporated herein by this reference (the “Land”).  Seller also owns a number of water rights as more particularly described in the special warranty deed attached hereto as Exhibit B and incorporated herein by this reference (collectively referred to hereinafter as the “Water Rights”).  The Land and the Water Rights are collectively referred to hereinafter as the “Property.”
B.           Seller desires to sell the Property to Buyer, and Buyer desires to purchase the Property from Seller on the terms and conditions of this Agreement.
C.           Seller and Buyer have previously entered into that certain agreement dated May 28, 2010 by which Buyer has leased two years of the water stored in Orlando No. 2 Reservoir, as more particularly provided for in the lease (the “Water Lease”).  If the Closing occurs pursuant to the terms of this Agreement, the Water Lease shall be deemed automatically terminated and said water shall become the property of the Buyer, but no refunds of any amounts previously paid pursuant to the Water Lease shall be due to Buyer. If Closing does not occur pursuant to the terms of this Agreement, the Water lease shall remain in full force and effect and the rights and obligations of the Parties thereto shall remain unchanged.

In consideration of the covenants contained herein and the earnest money discussed below in Section 1.1, the Parties agree as follows:
I.           Purchase of Property
1.1.           Deposit. 1.1.                      Within three business days following the mutual execution of this Agreement, Buyer shall deposit with Land Title Guarantee Company, Inc., 102 S. Tejon Street, Suite 100, Colorado Springs, Colorado 80903 (the “Title Company”) the sum of $100,000.00 (the "Deposit") as earnest money and an option payment which shall be applied against the Purchase Price if there is a Closing (defined in Section 3.1 below).  The Deposit shall be held by the Title Company in an interest bearing account.  The Deposit and all interest earned thereon are collectively referred to in this Agreement as the “Deposit.”  The Deposit shall be held, paid, applied or refunded only as expressly provided in this Agreement.
1.2.           Purchase Price.  Seller shall sell and Buyer shall purchase the Property on the terms and conditions of this Agreement for a price of Three Million One Hundred Fifty Thousand Dollars U.S. ($3,150,000.00) (the “Purchase Price”).  Buyer must purchase the entire Property unless Buyer and Seller agree otherwise in writing.  The Purchase Price shall be payable in full by cashier’s check or by wire transfer of funds at Closing, and adjusted for real property taxes as provided for in Section 3.2(e) below.

1.3.           Survey.  14 days prior to the end of the Property Approval Period as described in Paragraph 4.1 below,  Seller, at Seller’s expense, shall obtain and provide to Buyer an ALTA survey of the Land (the "Survey") prepared by a licensed Colorado surveyor.  The Survey shall be certified to Buyer and the Title Company, and shall include the surveyor's calculation of the total acreage of the Land.  Buyer may object to the Survey or any title exceptions revealed by the Survey, as provided in Section 2.2, within 10 days after receipt of the Survey.
1.4.           Delivery of Materials.  The parties have been negotiating this Agreement for a number of months during which time Seller has previously delivered to Buyer copies of all existing engineering studies, soils reports, geological studies, wetlands studies, governmental reports, environmental site assessments, topographic surveys, and water rights documentation pertaining to the Property, if any, in Seller’s possession that deal with or specifically relate to the Property or any portion thereof.
II.           Title
2.1.           Title Commitment.  Within 10 days from the Effective Date,  Seller shall furnish to Buyer a commitment for owner's title insurance (the "Title Commitment") issued by the Title Company, committing to insure fee title to the Land in Buyer.  The Title Commitment shall commit to delete the standard printed exceptions from the title insurance policy.  All exceptions to title listed in the Title Commitment will be deemed accepted by Buyer unless objected to within the time periods and in the manner set forth in Section 2.2 below.

2.2.           Objections to Title.  If title to the Property is not acceptable to Buyer, Buyer shall deliver a notice of objections to Seller within 10 days after receipt of the Title Commitment, or within 5 days after Buyer has received any updates or endorsements to the Title Commitment showing new exceptions.  If Buyer does not deliver a notice of objections within the foregoing time periods, it shall be deemed to have waived all objections to title.  Except as otherwise provided below, Seller shall make reasonable efforts to cure any title matters to which Buyer objects, but may elect not to cure them if the cost of the cure exceeds $5,000.00.  Seller shall have until 5 days after delivery of any such notice of objections by Buyer to procure the issuance of an endorsement to the Title Commitment committing to delete the exceptions objected to by Buyer, or to otherwise satisfy Buyer's objections, and, upon such endorsement being provided or Buyer being otherwise satisfied, the matter objected to shall be deemed accepted by Buyer.  Buyer may terminate this Agreement by written notice to Seller given within five (5) days of the date of delivery of an endorsement that would delete the objectionable exception if said objection is inconsistent with Buyer’s Planned Investment as it is defined herein or the endorsement is not satisfactory to Buyer in Buyers sole discretion.  If Seller is unable or unwilling to obtain such endorsement and fails to otherwise satisfy Buyer, Buyer may, as its sole remedy, either (a) waive, by delivery of a written notice to Seller, any objections to title made in Buyer's original notice of title objections and close the purchase of the Property on the terms and conditions of this Agreement; or (b) terminate this Agreement, in which case the Deposit will be promptly returned to Buyer.  If Buyer does not deliver a notice waiving the remaining or uncured title objections to Seller within 5 days after the end of Seller’s 5-day cure period, Buyer shall be deemed to have elected to terminate this Agreement, unless Closing occurs within such time period, in which case Buyer shall be deemed to have waived all title exceptions.  The date of Closing shall be extended for a reasonable period of time to allow for the above time periods but in no case beyond October 29, 2010.  Notwithstanding the foregoing, Seller shall be obligated to remove from title to the Property at or prior to Closing all monetary liens and all title exceptions created after the Effective Date as a result of Seller’s actions or omissions.

2.3.           Title Policy.  Promptly after Closing, Seller shall, at its expense, deliver to Buyer an owner's title policy for the Land in the amount of the Purchase Price, with standard printed exceptions deleted and subject only to those exceptions accepted or waived by Buyer pursuant hereto. The owner's title policy will also include such reasonable endorsements as Buyer shall request, provided that Buyer pays the costs of obtaining any such endorsements.
III.           Closing
3.1.           Time and Place.  The closing of the purchase of the Property ("Closing") shall be at the offices of the Title Company Land Title Guarantee Company, Inc., 102 S. Tejon Street, Suite 100, Colorado Springs, Colorado 80903 on October 29, 2010, or on an earlier date mutually agreed to by the Parties hereto.
3.2.           Procedure. At Closing, the following shall occur:
(a)           Seller shall convey the Land to Buyer by Special Warranty Deed in the form of Exhibit C attached hereto (the "Land Deed"), and subject only to those matters referred to above in Section 2.1.
(b)           Seller shall convey the Water Rights to Buyer by Special Warranty Deed in the form of Exhibit B (the “Water Deed”) attached hereto, and the conveyance shall include any and all easements, permits, structures (headgates, outlet works, etc.), meters and other measuring equipment, and any related agreements with others which to the extent that they are owned or leased by Seller and are associated and used in conjunction with the Water Rights;
(c)           Buyer and Seller shall execute an agreement terminating the Water Lease;
(d)           Buyer shall deliver to Seller the Purchase Price for the Property, by cashier's check or by wire transfer of funds, credited for the Deposit and for the Thirty Thousand Dollar ($30,000.00) lease payment made by Buyer pursuant to the Water Lease, and adjusted for real property taxes as provided below;
(e)           Real property taxes and special assessments for the year of Closing, due and payable the following year, shall be prorated to the date of Closing on the basis of the most recently available assessment and mill levy.  This tax proration shall be considered final settlement of real property taxes;
(f)           Buyer and Seller shall execute the Service Agreement;
(g)           Buyer and Seller shall execute and deliver the Title Company’s standard closing instructions, standard mechanic’s lien affidavits and indemnity agreements required to induce the Title Company to delete the standard printed exceptions from the title policy, a tax proration agreement, a real property transfer declaration and settlement statements, all prepared by the Title Company;

(h)           Seller shall provide Colorado Department of Revenue Form DR 1083 and an affidavit of non-foreign status pursuant to Section 1445 of the Internal Revenue Code;
(i)           Seller shall deliver possession of the Property to Buyer; and
(j)           Seller shall provide Buyer will copies of all water records and data regarding the Water Rights for water year 2010 which are in Seller’s possession or under its control.
3.3.           Closing Costs.  Buyer shall pay the documentary and recording fees payable upon recording the Land Deed, all costs and expenses relating to Buyer's financing and Buyer's attorneys' fees.  Any fees charged by the Title Company as closing agent shall be divided equally between the Parties.  Seller shall pay all other customary closing costs and its own attorneys' fees.
IV.           Buyer's Due Diligence
4.1.           Property Approval Period.  As noted above, Buyer and Seller have been negotiating this transaction for a few months, and during that time Buyer has completed certain due-diligence regarding the Water Rights.  Buyer shall have an additional period of time through thirty (30) days from the Effective Date (the “Approval Date”) to determine, in its sole discretion, the feasibility of Buyer’s planned investment in the Property.  If Buyer’s agents have not completed the requested evaluations by the Approval Date, then such Approval Date shall be extended for a reasonable period of time not in excess of ten (10) days to allow for such completion.  Prior to the Approval Date, Buyer, at its expense, may conduct such further studies and investigations and obtain such approvals as it deems appropriate, which may include, but are not necessarily limited to, an environmental audit and assessment, soils studies and soils report, water rights determinations and water engineering reports, drainage assessments, radon tests, engineering and surveying work and planning activities. Buyer’s obligations to Close under this Agreement are conditioned upon Buyer determining, on or before the Approval Date, that the Property is acceptable for its use and investment and that all studies and investigations are satisfactory, in Buyer's sole discretion.  If Buyer delivers written notice to Seller on or before the Approval Date that Buyer has determined that the Property is not acceptable (in Buyer's sole judgment) for Buyer's planned improvements and investment and that Buyer has elected to terminate this Agreement, this Agreement shall terminate and be of no further force or effect and the Earnest Money and all other payments and things of value received from Buyer shall be returned to Buyer, and Buyer will return to Seller any materials pertaining to the Property previously provided to Buyer by Seller .  If Buyer does not deliver such a notice of termination to Seller on or before the Approval Date, the conditions contained in this Section 4.1 shall be conclusively presumed to be satisfied.  Thereafter, Buyer shall have no right to any refund of the Deposit, unless Seller defaults under this Agreement and except as expressly provided elsewhere in this Agreement, including Paragraph 2.2.

4.2.           Entry by Buyer.  After mutual execution of this Agreement, Buyer shall have the right to enter the Land to proceed with studies and investigations as permitted by Section 4.1.  Until Closing, Buyer shall not materially alter the existing condition of the Property.  Buyer hereby indemnifies and holds Seller and Seller’s members and agents harmless from any and all losses, costs or expenses (including lien and personal injury claims, settlement and reasonable attorneys’ fees) which arise from Buyer’s entry, work and activities relating to the Property and which may be asserted against Seller or the Property. To facilitate Buyer's economic evaluation of the Property, Seller shall furnish Buyer with all such documents and information concerning the Property as Buyer may reasonably request and which are in the possession or control of the Seller.
4.3.           Seller hereby warrants and represents to Buyer as follows:
(a)           To the best of Seller’s knowledge, information and belief, there has been no disposal or release on the Land of any material which would constitute Hazardous Substances, as defined in 42 U.S.C. § 9601(14), Hazardous Waste, as defined in 42 U.S.C. § 6903(5), Pollutants or Contaminants, as defined in 42 U.S.C § 9601(33), or Hazardous Materials, as defined in 49 U.S.C. § 1802(2).  Hazardous Substances, Hazardous Waste, Pollutants and Contaminants, and Hazardous Materials are referred to collectively hereinafter as "Hazardous Substances."
(b)           To the best of Seller’s knowledge, information and belief, there are no underground storage tanks located on or under the Property.

(c)           Seller possesses all right, authority, and power to execute and perform this Agreement.  This Agreement has been duly executed by Seller and is enforceable against Seller in accordance with its terms, and will convey fee simple title to the Land to Buyer.
(d)           Seller has received no notices, claims or demands of any type from any federal state or local agency regarding any clean up requirements or releases or threats of release of any Hazardous Substances and Seller is not aware of any facts which would give rise to such notices, claims or demands of any type, and there are no presently pending or threatened claims, suits or judgments, relating to violations at the Land of zoning, building, fire, air pollution, water pollution or other environmental regulations, or health regulations or other law designed to protect human health or the environment.
(e)           There are no outstanding agreements made by or on behalf of Seller for any improvements to the Land or other work with respect to the Land which have not been fully paid for, and Seller will cause to be discharged, and indemnify Buyer with respect to, all mechanic's and materialmen's liens or other claims arising from any labor, equipment, or materials furnished prior to Closing and with respect to any agreement entered into by Seller.
(f)           Except as expressly set forth herein, there are no oral or written, recorded or unrecorded contracts, leases (other than the Water Lease and the Grazing Lease as defined in Section 5.8 below), licenses or other agreements affecting the Land or the Water Rights or any portion thereof.
(g)           Seller has not filed for protection under the Bankruptcy Code, 11 U.S.C. §§ 101-1330, and Seller has received no notice or other indication that a third party has or may initiate an action against Seller for involuntary bankruptcy or other insolvency proceedings.

(h)           There is no active, pending, or threatened litigation affecting Seller, the Property, or others, which may have an adverse effect on any part of the Property or the value or use thereof.
(i)           There are no active, pending, or threatened water administrative enforcement actions, abandonment actions or other litigation affecting Seller or the Water Rights.
(j)           Seller will not have taken any actions that would adversely impact or  change, as of the Closing, the status of title to the Property, as shown by the Title Commitment, and such title shall be free and clear of all liens, charges, encumbrances, claims, conditions, or restrictions of any kind, except the Permitted Exceptions
(k)           Seller shall neither enter into any additional leases nor modify any of the leases without the prior written consent of Buyer, which may be exercised in its sole discretion.
(l)           There are no outstanding options or rights of first refusal to purchase the Property, or any portion thereof or any interest therein.
(m)           There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or actions pursuant to any other debtor relief laws contemplated by Seller or pending against Seller or the Property.

(n)           Seller is now and on the Closing Date will be (i) validly existing and in good standing under the laws of the State of Colorado; (ii) qualified to do business and in good standing under the laws of the State of Colorado; and, (iii) duly authorized, qualified, and licensed to do all things required of it under or in connection with this Agreement.  This Agreement and all agreements, instruments, and documents herein provided to be executed or to be caused to be executed by Seller are duly executed by and binding upon Seller.
(o)           The truth and correctness of all of the foregoing representations and warranties shall be a condition precedent to any obligation of Buyer to Buyer the Property, which condition is intended solely for the benefit of Buyer, and Buyer shall have the right at its sole election to waive any such condition and proceed with the purchase or, in the alternative, to terminate this Agreement and receive a refund of the Deposit.  In the event Buyer elects to terminate this Agreement, Seller shall be responsible for any title and escrow charges.  Buyer's election to terminate this Agreement and receive a refund of the Deposit shall be Buyer's sole and exclusive remedy against Seller for any breach of this Agreement prior to Closing.
4.4.           Radon.  EPA has raised concerns with respect to adverse effects on human health of long-term exposure to high levels of radon.  Buyer may conduct radon tests to determine the possible presence of radon in the Land and may conduct such other investigations and consult such experts as Buyer deems appropriate to evaluate radon mitigation measures that can be employed in the design and construction of improvements on the Land.  Buyer shall rely solely upon such investigations and consultations and acknowledges that Seller has made no representation, express or implied, concerning the presence or absence of radon in the Land, and Buyer releases Seller from any and all liability whatsoever with respect to the foregoing matters.

4.5.           Buyer’s Inspections/As Is/Where Is.  Buyer acknowledges that, except as expressly set forth in this Agreement, Seller has made no representations or warranties concerning the condition of the Land or the soils therein, the amount of water represented by the Water Rights or the dependability, quality or value of such water, or as to the enforceability of any of the Water Rights, or any other matter pertaining to the physical condition of the Land or the Water Rights.  Buyer acknowledges, agrees and accepts the risk that the amount of water produced by the Water Rights is subject to change from time to time based on a number of factors, including, but not limited to, climactic conditions and maintenance of the reservoir, including the dam and release structures.  Buyer is solely responsible for making such investigations concerning the Water Rights, soils, drainage and other physical conditions on the Land, including the integrity and dependability of the dam and release structures, as it deems necessary or appropriate.  Buyer shall independently verify to its satisfaction any information or materials provided by Seller pursuant to Section 1.4 above, and Buyer shall rely entirely on its own investigations concerning such matters.  If Buyer does not terminate this Agreement pursuant to Section 4.1, then subject to the representations set forth in Section 4.3 and the indemnification set forth in Section IX, Buyer shall purchase the Property in its "as is, where is condition and with all benefits and faults" at the time of Closing, provided there has been no material change (other than changes caused by Buyer) in the condition of the Property between the Approval Date and the Closing.  Subject to the representations set forth in Section 4.3 and the indemnification set forth in Section IX, Buyer hereby waives and relinquishes forever any and all claims it may now or hereafter have against Seller relating to the condition of the Water Rights, Orlando No. 2 Reservoir, soils, drainage, and any other physical conditions on the Land, and, contingent upon Closing, Buyer agrees to indemnify and hold Seller harmless from any and all claims, losses, costs or liabilities (including reasonable attorneys’ fees) relating to same and arising out of the actions of Buyer.

V.           Seller’s Development, Planning, Mutual Cooperation and Future Water Service
5.1.           Future Development.  Seller, through one or more related entities (“Seller’s Affiliates”), owns two ranches which are in proximity to the Land and total approximately 7,000 acres, which ranches are more particularly described on Exhibit D attached hereto and incorporated herein by this reference (the “Affiliates’ Ranches”).  Seller’s Affiliates intend to develop the Affiliates’ Ranches in the future for residential and commercial uses with supporting recreational opportunities (the “Future Development”).  Seller currently contemplates that the Future Development will include approximately 5,000 single family equivalent (“SFE”) units.  From and after the Closing, Buyer agrees to be supportive of Seller’s efforts to complete the Future Development, and agrees to provide water in support of the Future Development in accordance with the terms of the Service Agreement (as defined below).
5.2.           Water Service for Future Development.  Buyer and Seller agree that the Parties will both benefit from a Service Agreement wherein Buyer provides Water Service to Seller's Future Development and the Parties agree to use best efforts to complete a service agreement (the “Service Agreement”) prior to Closing.  Both Buyer's and Seller's  obligations to close under this Agreement are contingent on that Party's approval of the terms and conditions of the Service Agreement, in the Party's sole and absolute discretion.  Buyer’s commitment to provide water to the Development as it is to be defined in the Service Agreement may be limited to the amount of transferable historical consumptive use from the Water Rights as determined by the presiding water court following submission by Buyer of a Petition for a change to municipal use.  The Parties agree that such a petition will not be filed any earlier than three (3) years from the Closing date.  After three (3) years, Buyer agrees to prepare and submit such a petition within six (6) months from the date of a written request from Seller to Buyer indicating that Seller is prepared to commence development of Seller's Future Development, and Buyer agrees to diligently pursue the prosecution of the petition thereafter, at Buyer's expense.  Water Service for municipal water supplies to the Future Development will be at a rate of 3.3 SFE Taps per One Acre Foot of water from the Water Rights transferred to Buyer pursuant to this Agreement.  Buyer’s long-term plans include efforts to acquire additional water rights within this area; therefore, Buyer and Seller will enter into a Covenant Not to Compete Agreement (the “Non-Compete”) as of the Closing Date, which could augment Buyer's ability to provide water service to the Future Development.  The terms and conditions of the Non-Compete shall be agreed upon by the Parties in each Party’s sole and absolute discretion prior to and as a condition to Closing.  However, Buyer’s obligations hereunder are limited to providing water to Seller as may be produced from the Water Rights with competent water resource management and subject to the judicial process to change the type or place of use of a water right, with a goal of 3,000 SFE Taps.  Buyer is not guaranteeing the amount of water that may be available in the future from the Water Rights, but is covenanting to use competent resource management of the Water Rights to maximize their quality and value and increase the likelihood of successfully converting those rights to municipal water rights in the future for the benefit of Seller's Future Development.  The Future Development water resource development charge (“Water Resource Fee”) is estimated to be $6,500.00 per SFE tap.
5.3.           Creation of Special District or POA for Buyer.  Seller acknowledges that Buyer intends to form a Title 32 or similar special district and quasi-governmental entity (“Buyer’s District”) which can hold title to the Property and administer the Water Rights and deliver the water to the Future Development in accordance with the Service Agreement.  Seller agrees to cooperate with Buyer in those efforts and Seller agrees that Buyer may assign its rights under this Agreement to Buyer’s District, and the Buyer agrees that Buyer's District shall enter into an Assignment and Assumption Agreement, in form reasonably acceptable to Seller, by which Buyer's District shall assume Buyer's obligations under the Service Agreement and will agree to perform the obligations of Buyer under the Service Agreement for the benefit of Seller and the Future Development.

5.4.           Seller’s District or POA.  Seller may form one or more Title 32 or similar districts to hold Seller’s rights under this Agreement and receive, treat and distribute the water (unless Buyer’s District elects to treat and/or distribute the water) to be delivered by Buyer for the Future Development (“Seller’s Districts”), and may also provide other infrastructure for the Future Development, as determined by Seller in Seller’s sole discretion.  If Seller is not successful in forming Seller’s Districts, Seller, at Seller’s expense, may form a property owners association for Seller which may perform the functions contemplated to be formed by Seller’s Districts.
5.5.           Recreational Easement.  Buyer acknowledges that Seller may use the Orlando Reservoir No. 2 as a recreational amenity for the Future Development at the time it develops, and Buyer agrees that such recreational use of the Orlando Reservoir No. 2 is within the context of an overall Service Agreement and may be limited by the provisions of Paragraph 4.5, namely the risk that the amount of water produced by the Water Rights is subject to change from time to time based on a number of factors, including, but not limited to, climactic conditions, such as drought, and accidents and acts of God that impact the reservoir, including the dam and release structures.  The Recreational Easement and any recreational uses shall endeavor to preserve ten percent (10%) of the capacity of the reservoir for recreational uses, but shall be subject to Buyer’s right to reasonably fluctuate the water level in the reservoir (including emptying it completely if necessary for maintenance and repair) and shall be subject to changes in climactic conditions such as drought, as will be more particularly provided for in the Service Agreement.  At the time that Seller is ready to commence development of the Future Development, Buyer and Seller will document those recreational use rights within the Service Agreement or in a subsequent service agreement. An example of a Recreational Easement is included here as Exhibit E.

5.6.           Administration of Water Rights.  From and after the Closing, Buyer covenants and agrees to, and shall be solely responsible for the costs and efforts required to, maintain the Water Rights in good standing and for the preparation and maintenance of all documentation and record keeping necessary or helpful to that purpose.  Additionally, Buyer will be responsible for and agrees to prepare, pay the application fees for and prosecute any and all water rights applications and cases necessary to change the use of the Water Rights in accordance with Buyer’s plans, investments and activities, including Buyer's agreement to serve water to the Future Development pursuant to the Service Agreement.  Seller agrees, as requested, but at no cost to Seller except as may be agreed to in the Service Agreement, to assist and cooperate with Buyer in those efforts.  Buyer agrees to at all times keep Seller informed of its planned actions with regard to the Water Rights and provide Seller with the opportunity to review and approve, in Seller's reasonable discretion, for consistency with the Service Agreement all applications and related filings, including any pertinent engineering data and reports, regarding those Water Rights.  To assist Buyer in further developing and maintaining the Water Rights, to the extent owned by Seller, Seller agrees, for a period of five (5) years from the Closing Date, to allow Buyer to apply the water to the land historically irrigated by the Water Rights as described in Exhibit F hereof attached hereto (the "Irrigable Land"), with the condition that those irrigation rights and the application of water for beneficial consumptive use will not interfere with Seller’s ability to graze or hunt on the Irrigable Land, except as provided in Section 5.8 below.

5.7.           Leasing of Water Rights.  Commencing on the date three (3) years following the Closing, if Buyer intends to sell or lease water from the Water Rights to a third party for irrigation, Buyer will notify Seller of Buyer's intent to sell or lease the water and the agreed upon rate for such water ("Buyer's Notice"), and Buyer agrees to provide Seller with the first right of refusal to purchase or lease water annually from Buyer at the rate for such irrigation water set forth in Buyer's Notice.  Seller will have thirty (30) days from the date of Buyer’s Notice within which to make a binding election to purchase or lease that water at the rate specified in Buyer's Notice.  If Seller fails to notify Buyer of Seller's binding agreement to buy or lease that water at the rate set forth in Buyer's Notice, then Buyer shall be free to sell or lease the water to that third party on substantially the same terms as set forth in Buyer's Notice.  If Buyer does not conclude the transaction set forth in Buyer's Notice within six (6) months from the date of Buyer's Notice, then this procedure and the offer and notice required to be given to Seller shall be repeated.
5.8           Grazing.  Seller’s Affiliates currently use the Affiliates’ Ranches for grazing and have a grazing lease in place with Tom Sikes (the "Grazing Lease").  Pursuant to the Grazing Lease, livestock graze up to the water's edge and drink water from Orlando No. 2 Reservoir and from the ditches related thereto ("Grazing Activities").  Buyer agrees to take title subject to the Grazing Lease and consents to the continued Grazing Activities by Seller and Seller's tenants, provided, however, that Buyer shall be entitled to cause Seller to terminate the Grazing Lease and further Grazing activities upon not less than twelve (12) months notice from Buyer to Seller.  It is anticipated that Buyer may desire to have grazing cease on the Irrigable Land in the future.  Accordingly, provided that Seller still owns the Irrigable Land, Seller shall, within sixty (60) days from receipt of a written request from Buyer, terminate any further grazing rights on the Irrigable Land and, at Buyer’s expense, fence livestock off the Irrigable Land or portions thereof.

VI.           Assignment and Transfer
6.1.           Assignment of Contract. At and following the Closing, Buyer may, without Seller’s consent, assign this Agreement to an entity which Buyer controls or Buyer’s District.  Buyer shall notify Seller if this Agreement is assigned to Buyer’s District.  Buyer agrees to assign the Service Agreement to Buyer’s District and have Buyer’s District assume the Service Agreement.  At and following Closing, Seller shall be entitled to assign its rights under this Agreement or the Service Agreement to Seller’s District or to any successor or proportionately to any successors to the Affiliates’ Ranches or to any land purchased by Seller that may be capable of utilizing the water to be delivered under this Agreement in accordance with the Service Agreement.  Seller shall notify Buyer if this Agreement is assigned to any of the foregoing entities.
VII.           Brokers
Seller and Buyer each represent and warrant to each other that, other than Garald L. Barber, who has served as a transactional broker for this Agreement, no broker has been retained or dealt with by either of them in connection with the transaction contemplated by this Agreement, and each agrees to hold the other harmless from, and indemnify the other against, any claim or demand for commission by any other broker based on their respective acts.  Seller will be solely responsible for the commission payable to Garald L. Barber pursuant to the terms and conditions of a separate agreement between Seller and Garald L. Barber, including that the commission will be payable only out of the closing proceeds upon the Closing.  Seller hereby discloses to Buyer that members of the Seller are real estate brokers licensed in Colorado who are entering into this Agreement as participants of Seller and shall not participate in any real estate commissions.

VIII.           Default
8.1.           Remedies. A Party shall be in default under this Agreement if it fails to perform any of its obligations under this Agreement as they become due or fails to comply with any covenant or restriction contained in this Agreement, and such failure has not been cured within seven days as to a payment default, and within the time period provided in Section 8.1(b) as to a non-payment default, after receipt of a written notice of default (the “Default Notice”) from the nondefaulting Party.  If any Party is in default, the nondefaulting Party shall have the following remedies:
(a)           Prior to Closing.   The nondefaulting Party may terminate this Agreement by delivering to the other Party a written notice stating that this Agreement is terminated and specifying the event of default.  Such termination shall relieve the Parties from all obligations to each other under this Agreement with respect to the Property, except that termination shall not affect Buyer's obligations under Section 4.2 of this Agreement.  Termination shall entitle Seller to retain the Deposit as liquidated damages if the default is by Buyer, and shall entitle Buyer to a prompt return of the Deposit if the default is by Seller or as otherwise specified in this Agreement.  Termination of this Agreement and retention of the Deposit shall be Seller’s sole remedy on account of a default by Buyer prior to Closing.  In addition to its right to terminate this Agreement and receive the refund of the Earnest Money on account of a default by Seller prior to Closing, Buyer shall have the right to sue for specific performance.

(b)           Post-Closing.  In the event of a default by a Party after the Closing, the defaulting Party shall be provided a period of thirty (30) days from the date of the Default Notice within which to cure the default, however, if the nature of the default is such that it cannot reasonably be cured within thirty (30) days, then that thirty-day period shall be extended as reasonably needed to complete the cure provided that the defaulting Party has commenced the cure within that thirty-day period and diligently prosecutes the cure to completion thereafter.  If the default has not been cured within that thirty-day period, as potentially extended, then the non-defaulting Party shall be entitled to recover its damages resulting from such default.  Additionally, if the default is Buyer’s failure to provide the water to the Future Development or honor the terms of the Recreational Easement as provided for in this Agreement, if the Water Rights have been transferred to Buyer's District as provided for in this Agreement, then Seller  may in addition to damages sue for specific performance, and if Buyer has not transferred those Water Rights to Buyer's District, then Seller shall be entitled to have the Property re-conveyed to Seller, in which case Seller shall be required to refund the Purchase Price to Buyer.  In addition to an action for damages, either Party shall be entitled to an action for specific performance of a Party’s obligations or remedies under this Agreement.
8.2.           Costs.  In any action to enforce this Agreement, or to collect damages on account of any breach of warranty or indemnity provided for herein, the prevailing Party shall also be entitled to collect all its costs in such action, including costs of investigation, settlement, reasonable attorneys' fees and all additional costs of collecting any judgment rendered in such action.

IX.           Indemnification.
9.1.           Indemnification by Seller.  Seller agrees to indemnify and hold harmless Buyer and Buyer's heirs, successors and assigns from and against:
(a)           all losses, damages, liabilities, deficiencies or obligations incurred by Buyer or any such other indemnified person resulting from or arising out of (i) any breach of any representation or warranty made by Seller in this Agreement, (ii) any breach of any covenant, agreement or obligation of Seller contained in this Agreement, or (iii) any act or omission of Seller with respect to, or any event or circumstance related to the ownership or control of the Property, which act, omission, event or circumstance occurred or existed prior to or at the Closing date, without regard to whether a claim with respect to such matter is asserted before or after the Closing date; and
(b)           all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.
9.2.           Indemnification by Buyer.  Buyer agrees to indemnify and hold harmless Seller and Seller’s heirs, successors and assigns from and against:
(a)           all losses, damages, liabilities, deficiencies or obligations incurred by Seller or by any such other indemnified person resulting from or arising out of (i) any breach of any representation or warranty made by Buyer in this Agreement, (ii) any breach of any covenant, agreement or obligation of Buyer contained in this Agreement, or (iii) any act or omission of Buyer with respect to, or any event or circumstance related to the ownership or control of the Property or any portion thereof, which act, omission, event or circumstance occurs at or after the Closing date, without regard to whether a claim with respect to such matter is asserted before or after the Closing date; and

(b)           all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.
X.           Notices and Other Deliveries
Any notice or other documents or materials required or permitted to be delivered in connection with this Agreement shall be deemed properly delivered upon receipt by the Party to whom the same are to be delivered, as follows:
If to Seller, to:                                                      The Orlando Reservoir No. 2 Company, LLC,
Attn:  Randle Case II
102 East Pikes Peak Avenue, Suite 200
Colorado Springs, CO 80903

with a copy to:                                                      Mulliken Wiener Karsh Berg & Jolivet, P.C.
Attn:  Steven K. Mulliken
102 South Tejon Street, Suite 900
Colorado Springs, CO  80903

If to Buyer, to                                                      Two Rivers Water Company
Attn:  John R. McKowen
2000 S. Colorado Boulevard
Denver, Colorado  80222

with a copy to:                                                      KRASSA & MILLER, LLC
Attn:  Robert F. T. Krassa
2344 Spruce Street, Suite A
Boulder, CO  80321

and with a copy to:                                           Lyndsay S. Ressler, Associate Attorney
Thomas G. Martin, Attorney, P.C.
405 South Cascade Ave., Suite 203
Colorado Springs, Colorado 80903

Either Party may, by notice properly delivered, change the person or address to which future notices and deliveries to that Party shall be made.

XI.           Interpretation of Agreement
11.1.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.
11.2.           Headings.  The article and section headings in this Agreement are for convenience only, and shall not be used in its interpretation or considered part of this Agreement.
11.3.           Saturdays, Sundays and Holidays.  If any payment or delivery of any document is required pursuant to any term of this Agreement to be made on the date which falls on a Saturday, Sunday or legal holiday in the State of Colorado, such payment or delivery shall be made on the first business day following such Saturday, Sunday or legal holiday.
11.4.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.5.           Term of Agreement.  This Agreement shall commence on the date of its execution and this Agreement and all covenants contained herein continue in full force and effect until such time as all obligations of the Parties to each other hereunder have been fulfilled.
11.6.           Effect of Agreement.  All negotiations relative to the matters contemplated by this Agreement are merged herein and there are no other understandings or agreements relating to the matters and things herein set forth other than those incorporated in this Agreement.  This instrument and the Water Lease set forth the entire agreement between the Parties.  No provision of this Agreement shall be altered, amended, revoked or waived except by an instrument in writing signed by the Party to be charged with such amendment, revocation or waiver.  Subject to the provisions of Article VI, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective personal representatives, heirs, successors and assigns.

11.7.           Survival of Representations and Warranties.  All covenants, agreements, representations and warranties made hereunder or pursuant hereto or in consideration of the transactions contemplated hereby shall survive Closing.
11.8.           Joint and Several Liability.  If there are more than one entity or person which or who are a Party under this Agreement, the obligations imposed upon the Party under this Agreement shall be joint and several.
11.9.           Severability.  If any clause or provision of this Agreement is illegal, invalid or unenforceable under applicable present or future laws, then it is the intention of the Parties that the remainder of this Agreement shall not be affected, and that in lieu of any such clause or provision there be added as a part hereof a substitute clause or provision as similar in terms and effect to such illegal, invalid or unenforceable clause or provision as may be possible.
11.10.           Timing.  Time is of the essence of this Agreement.
11.11.           Future Assurances.  From and after the Closing, the Parties agree to execute and deliver such other and further documents and agreements as may be requested by a Party to more fully implement and document the intent of the Parties as set forth in this Agreement.

11.12 Authorship. This Agreement has been developed through efforts of both Parties and their respective attorneys and shall not be interpreted for or against any Party on the basis of authorship or origin of any provision hereof.

SELLER:

THE ORLANDO RESERVOIR NO. 2, COMPANY, LLC,
a Colorado limited liability company

By:
Manager

BUYER:

TRWC, INC., a Colorado corporation d/b/a
TWO RIVERS WATER COMPANY

By:
John R. McKowen
Its:

S:\Current\Clients N-R\Orlando Reservoir No. 2 Company, LLC\Sale of Reservior\Documents\PURCHASE AGREEMENT v8A Orlando Reservoir.doc

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

EXHIBIT B

WATER DEED

SPECIAL WARRANTY DEED

THIS DEED, made this _____ day of ________________ 2010 between THE ORLANDO RESERVOIR NO. 2 COMPANY, LLC, a Colorado Limited Liability Company, whose address is 102 East Pikes Peak Avenue, Suite 200, Colorado Springs, County of El Paso, State of Colorado 80903 (grantor) and TRWC, INC., a Colorado Corporation, d/b/a Two Rivers Water Company, whose address is 2000 South Colorado Boulevard, Suite 200, Denver, County of Denver, State of Colorado 80222 doing business as Two Rivers Water Company (grantee).

WITNESSETH, that the grantor, for and in consideration of the sum of __________, the receipt and sufficiency of which is hereby acknowledged, has remised, sold, and conveyed, and by these presents does remise, sell and convey unto the grantee, its heirs, successors and assigns, forever, all the right, title, interest, claim and demand which the grantor has in and to the real property, together with improvements, if any, situate, lying and being in the County of Huerfano and COLORADO, described as follows:

A)	ORLANDO RESERVOIR NO. 2, decreed for a total of 3,110 acre-feet storage, as follows:

I)
ORLANDO RESERVOIR NO. 2, for storage of 43,560,000 cubic feet of water (1,000 acre-feet), for irrigation, date of appropriation December 14, 1905, date of adjudication October 3, 1921 (previous adjudication date was October 15, 1901), in Civil Action No. 1414, District Court, in and for Huerfano County, located in Section 17, Township 26 South, Range 66 West, 6th PM, Huerfano County, Colorado, sources The Huerfano River through and by means of the Orlando Canal No. 3, and Greasewood Arroyo, through and by means of the Greasewood Arroyo Diverting Canal, and as more particularly describes in the aforesaid Decree entered October 31, 1921, in Civil Action No. 1414 (Priority No. 349).

II)
ORLANDO RESERVOIR NO. 2, (ENLARGEMENT), for storage of 35,078,750 CUBIC FEET OF WATER (800 acre-feet), for irrigation, date of appropriation December 14, 1905, date of adjudication (conditional) October 3, 1921 in Civil Action No. 1414, District Court, in and for Huerfano County, located in Section 17, Township 26 South, Range 66 West, 6th PM, Huerfano County, Colorado, sources The Huerfano River and Greasewood Arroyo, and the conditional right made absolute by Decree in Civil Action No. 1414-60, and 1414-62, entered November 1, 1960, and November 8, 1962 (Priority No. 349).

III)
ORLANDO RESERVOIR NO. 2, (SECOND ENLARGEMENT), for storage of 1,310 acre-feet of water, for irrigation, date of appropriation October 2, 1906, date of adjudication (conditional) October 3, 1921, in Civil Action 1414, District Court, in and for Huerfano County, located in Section 17, Township 26 South, Range 66 West, 6th PM, Huerfano County, Colorado, sources The Huerfano River and Greasewood Arroyo, and the conditional right partly made absolute November 1, 1960 (320 acre-feet) and April 2, 1962 (990 acre-feet) (Priority No. 367½ ).

Together with the Orlando Canal No. 3 and the Greasewood Arroyo Diverting Canal, described as follows:

IV)
That the headgate of the Orlando Canal No. 3, is located at a point on the North bank of the Huerfano River, from whence the West quarter corner of Section 25, Township 26 South, Range 66 West of the 6th PM, bears North 5˚ 30’ West 973 feet, said canal having a carrying capacity of 130 cubit feet of water per second of time.

V)
That the headgate of the Greasewood Arroya Diverting Canal, is located at a point on the said Greasewood Arroya, from whence the Northeast corner of Section 18, Township 26 South, Range 66 West of the 6th PM, bears North 68˚ 3’ East 2920 feet, said canal having a carrying capacity of 1500 cubic feet of water per second of time.

Together with all ditches, ditch rights, easements, rights of way, and appurtenances, including headgates, measuring devices, and other fixtures thereon.

B)	BUTTE VALLEY DITCH, decreed for a total of 9 cubic-feet per second, as follows:

I)
BUTTE VALLEY DITCH for diversion of 1.2 cubic-feet of water per second of time, from The Huerfano River for irrigation, date of appropriation May 15, 1862, date of adjudication June 12, 1889 (Reed Decree), point of diversion in the NW ¼ NE ¼ Section 30, Township 26 South, Range 66 West, 6th PM, Huerfano County, Colorado (Priority No. 1).

II)
BUTTE VALLEY DITCH (ENLARGEMENT) for diversion of 1.8 cubic-feet of water per second of time, from The Huerfano River, for irrigation, date of appropriation May 15, 1865, date of adjudication June 12, 1889 (Reed Decree), point of diversion in the NW ¼ NE ¼ Section 30, Township 26 South, Range 66 West, 6th PM, Huerfano County, Colorado (Priority No. 9).

III)
BUTTE VALLEY DITCH (SECOND ENLARGEMENT), for diversion of 3.0 cubic feet per second of time, from The Huerfano River, for irrigation, date of appropriation May 15, 1886, date of adjudication June 12, 1889 (Reed Decree), point of diversion in the NW ¼ NE ¼, Section 30, Township 26 South, Range 66 West, 6th PM, Huerfano County, Colorado (Priority No. 86).

IV)
BUTTE VALLEY DITCH (KILLIAN) for diversion of 3.0 cubic feet per second of time, from The Huerfano River, for irrigation, date of appropriation May 15, 1886, date of adjudication February 23, 1898 (Killian Decree), point of diversion in the NW ¼ NE ¼ Section 30, Township 26 South, Range 66 West, 6th PM, Huerfano County, Colorado (previous adjudication date of June 12, 1889) (Priority No. 111).

Together with all ditches, ditch rights, easements, rights of way, and appurtenances, including headgates, measuring devices, and other fixtures thereon.

TO HAVE AND TO HOLD the same, together with all and singular the appurtenances and privileges thereunto belonging, or in anywise thereunto appertaining, and all the estate, right, title, interest, and claim whatsoever, of the grantor, either in law or equity, to the only proper use, benefit and behoof of the grantee, its heirs and assigns forever.  Grantor, for grantor, and for grantor's heirs, personal representatives, successors, and assigns, covenants and agrees that grantor shall and will WARRANT AND FOREVER DEFEND the above bargained premises in the quiet and peaceable possession of grantee, and grantee's successors and assigns, against all and every person or persons claiming the whole or any part of the property, by, through, or under grantor.

IN WITNESS WHEREOF, the grantor has executed this deed on the date set forth above.

THE ORLANDO RESERVOIR NO. 2 COMPANY, LLC

By: ________________________________________

STATE OF COLORADO                                           )
) ss
COUNTY OF EL PASO                                           )

The foregoing instrument was acknowledged before me this _____ day of ____________ 2010 by ___________________________, _____________________ of The Orlando Reservoir No. 2 Company, LLC.

Witness my hand and official seal.

___________________________________
Notary Public
My Commission expires: _______________

EXHIBIT C

LAND DEED

SPECIAL WARRANTY DEED

THIS DEED, made to be effective as of the ___ day of ______________, 2010, between THE ORLANDO RESERVIOR NO. 2 COMPANY, LLC, a Colorado limited liability company, whose address is 102 East Pikes Peak Avenue, Suite 200, Colorado springs, Colorado 80903, Grantor, and TRWC, INC., a Colorado corporation d/b/a TWO RIVERS WATER COMPANY, whose address is 2000 S. Colorado Boulevard, Denver, Colorado  80222, ATTN: John R. McKowen, Grantee:

WITNESS, that the Grantor, for and in consideration of the sum of Ten and no/100ths Dollars ($10.00), the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold and conveyed, and by these presents does grant, bargain, sell, convey and confirm unto the Grantee, its successors and assigns forever, all the real property together with improvements, if any (the "Property"), situate, lying and being in the County of Huerfano and State of Colorado, described as follows:

See Exhibit A attached hereto and incorporated herein

Together with all and singular the hereditaments and appurtenances thereto belonging, or in anywise appertaining, and the reversion and reversions, remainder and remainders, rents, issues and profits thereof; and all the estate, right, title, interest, claim and demand whatsoever of the Grantor, either in law or in equity, of, in and to the above bargained premises, with the hereditaments and appurtenances;

TO HAVE AND TO HOLD the Property above bargained and described, with the appurtenances unto Grantee, and Grantee's successors and assigns, forever.  Grantor, for Grantor, and for Grantor's heirs, personal representatives, successors, and assigns, covenants and agrees that Grantor shall and will WARRANT AND FOREVER DEFEND the above bargained premises in the quiet and peaceable possession of Grantee, and Grantee's successors and assigns, against all and every person or persons claiming the whole or any part of the Property, by, through, or under Grantor.

IN WITNESS WHEREOF, the Grantor has executed this deed on the date set forth above.

THE ORLANDO RESERVOIR NO. 2 COMPANY, LLC

By:_____________________________By: STEVEN G. ELLER, MANAGER

Its:  Manager

STATE OF COLORADO                                           )
) ss.
COUNTY OF HUERFANO                                                           )

Acknowledged before me this _____  day of _______________, 2010, by ___________________, as Manager of The Orlando Reservoir No. 2 Company, LLC, a Colorado limited liability company.

WITNESS my hand and official seal.

My commission expires: ____________________________

__________________________________
Notary Public
[SEAL]